                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                THERMO FIBERTEK
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

THERMO FIBERTEK INC.



81 Wyman Street,
Waltham, MA  02254-9046



                                                                  April 23, 1998


Dear Stockholder:

     The enclosed Notice calls the 1998 Annual meeting of the Stockholders of Thermo Fibertek Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.



                                    Yours very truly,



                                    WILLIAM A. RAINVILLE
                           President and Chief Executive Officer

THERMO FIBERTEK INC.



81 Wyman Street
Waltham, MA  02254-9046



                                                                  April 23, 1998




To the Holders of the Common Stock of
THERMO FIBERTEK INC.



                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo Fibertek Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 8:15 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of six directors.


     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                        Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Fibertek Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 8:15 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254-9046. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of six directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.01 par value, (the "Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998, consisted of 62,485,759 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority-owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


----------------------------------------------------------------------------------------------------------------
DR. WALTER J. BORNHORST             Dr. Bornhorst, 57, has been a director of the Corporation since its inception in 1991.  Since 1994, Dr. Bornhorst has been the chairman of Z
                                    Corporation, a developer of rapid prototyping equipment. From the inception of the Corporation to December 1992, Dr. Bornhorst was chairman of the board.  He was a senior vice president of Thermo Electron from 1985 to
                                    1992.  Dr. Bornhorst is also a director of Thermo Cardiosystems Inc.  Dr.
                                    Bornhorst is the son-in-law of Dr. George N. Hatsopoulos, a director of the
                                    Corporation.
----------------------------------------------------------------------------------------------------------------
DR. GEORGE N. HATSOPOULOS           Dr. Hatsopoulos, 71, has been a director of the Corporation since its inception. Dr. Hatsopoulos has been the chairman of the board and chief executive officer of Thermo Electron since he founded the company in 1956 and was president of Thermo Electron from 1956 to January 1997.  Dr.
                                    Hatsopoulos is also a director of Photoelectron Corporation, Thermedics
                                    Inc., Thermo Electron, Thermo Ecotek Corporation, Thermo Instrument Systems
                                    Inc., Thermo Optek Corporation, ThermoQuest Corporation and ThermoTrex
                                    Corporation.  Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director, the chief financial officer and a senior vice president of the
                                    Corporation, and is the father-in-law of Dr. Walter J. Bornhorst, a director of the Corporation.
----------------------------------------------------------------------------------------------------------------
JOHN N. HATSOPOULOS                 Mr. Hatsopoulos, 63, has been a director and the chief financial officer of the Corporation since its inception.  He was also vice president of the
                                    Corporation from its inception until December 1997 and has been its senior vice president since December 1997.  He has been the president of Thermo
                                    Electron since January 1997, the chief financial officer of Thermo Electron since 1988, and was an executive vice president of Thermo Electron from
                                    1986 to 1997.  Mr. Hatsopoulos is also a director of LOIS/USA Inc., ONIX
                                    Systems Inc.,  Thermedics Inc., Thermo Ecotek Corporation, Thermo Electron,
                                    Thermo Instrument Systems Inc., Thermo Power Corporation and Thermo
                                    TerraTech Inc.  Mr. Hatsopoulos is the brother of Dr. George N.
                                    Hatsopoulos, a director of the Corporation.
----------------------------------------------------------------------------------------------------------------
FRANCIS L. MCKONE                   Mr. McKone, 64, has been a director of the Corporation since March 1998.
                                    Mr. McKone has been the president and co-chief executive officer of Albany
                                    International Corp., a worldwide supplier of paper machine fabrics, since
                                    1984.  In 1993, he became the president and chief executive officer of
                                    Albany International Corp.  He is also a director of Albank Financial
                                    Corporation and Thermo Fibergen Inc.
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
DONALD E. NOBLE                     Mr. Noble, 83, has been a director of the Corporation since January 1992 and chairman of the board since December 1992.  For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of
                                    Rubbermaid Incorporated, first with the title of president and then as the chairman of the board.  Mr. Noble is also a director of Thermo Electron,
                                    Thermo Power Corporation, Thermo Sentron Inc. and Thermo TerraTech Inc.
----------------------------------------------------------------------------------------------------------------
WILLIAM A. RAINVILLE                Mr. Rainville, 56, has been president and chief executive officer of the
                                    Corporation since its inception and a director since January 1992.  From
                                    1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo Web Systems Inc., a subsidiary of the
                                    Corporation.  He has been a senior vice president of Thermo Electron since
                                    March 1993 and was a vice president from 1986 to 1993.  Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen Inc., Thermo
                                    Remediation Inc., and Thermo TerraTech Inc.
----------------------------------------------------------------------------------------------------------------



COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Noble (Chairman) and Mr. McKone. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Noble (Chairman) and Mr. McKone. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met four times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.


COMPENSATION OF DIRECTORS


     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $5,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     DEFERRED COMPENSATION PLAN

     Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock on the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock are currently reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 7,171.20 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Commencing in 1997, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Prior to 1996, the Directors Plan provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the plan received an option to purchase 40,000 shares of Common Stock upon their initial appointment or election. Options granted prior to 1996 are immediately exercisable, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse ratably over a five-year period, commencing with the first anniversary of the grant date.
These options expire on the seventh anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     Outside directors first appointed or elected during 1996 were automatically granted options to purchase 8,000 shares of Common Stock upon their election or appointment under this provision of the Directors Plan. These options are exercisable six months after the date of grant, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse in their entirety on the first anniversary of the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date. The grant of options upon a director's appointment was discontinued after December 31, 1996, pursuant to the terms of the plan, as amended.

     Commencing with the Annual Meeting of Stockholders to be held in 1997, outside directors will receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each eligible outside director received an option to purchase 1,500 shares of the common stock of the Corporation's majority-owned subsidiary, Thermo Fibergen Inc., at the close of business on the date of the 1997 Annual Meeting of Stockholders.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1998, options to purchase 137,675 shares of Common Stock were outstanding under the Directors Plan, options to purchase 149,850 shares had been exercised, no options had lapsed and options to purchase 387,475 shares of Common Stock were available for future grant.


     COMPENSATION OF THE CHAIRMAN OF THE BOARD

     Mr. Noble has served as the chairman of the board of the Corporation since December 1992. Mr. Noble is not an employee of the Corporation or of any other company affiliated with Thermo Electron. For his service as chairman of the board, Mr. Noble receives an additional meeting fee equal to $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone. He receives an additional option to purchase 1,000 shares of the Common Stock at an exercise price equal to the average closing price for the five days immediately preceding and including the date of grant, which is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with his annual appointment as chairman of the board.


STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and the Corporation's majority-owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                       THERMO          THERMO          THERMO
            Name (1)                FIBERTEK (2)    ELECTRON (3)    FIBERGEN (4)
---------------------------------  --------------  --------------  ---------------
Thermo Electron Corporation (5)       55,531,705             N/A              N/A
Jan-Eric Bergstedt (6)                   164,149          21,234           20,250
Walter J. Bornhorst                      139,825           9,415            1,500
George N. Hatsopoulos                    188,484       3,423,423           20,000
John N. Hatsopoulos                       78,320         681,072           20,000
Edwin D. Healy                           207,018          58,179           10,000
Bruno Lamort de Gail                     137,500             550           10,000
Francis L. McKone                              0               0           15,053
Donald E. Noble (6)                      118,706          56,651            4,500
William A. Rainville (6)                 759,086         239,893           41,500
Edward J. Sindoni                        257,877          44,173           10,000
All directors and current
 executive officers as a group
 (13 persons)                          2,482,058       4,728,228          187,803


(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Fibergen beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. Noble, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include 159,500, 139,825, 157,910, 57,600, 202,500,
     137,500, 98,850, 735,000, 247,500 and 2,329,935 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group include 7,171 full shares that had been allocated through March 1, 1998, to Mr. Noble's account maintained under the Corporation's Deferred Compensation Plan for directors. Except for Mr. Rainville, who beneficially owned 1.2% of the Corporation's common stock outstanding as of March 1, 1998, no director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 4.0% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Noble, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include 19,850, 1,649,500, 615,435, 47,925, 10,375, 178,674,
     30,250 and 2,742,775 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 2,266, 2,036 and 6,318 full shares, respectively, allocated through March 1, 1998, to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group each include 42,861 shares allocated through March 1, 1998, to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is the trustee, 39,937 shares held by a family trust of which his spouse is the trustee, 4,000 shares held by a second family trust of which Dr. Elias P. Gyftopoulos is a trustee and 153 shares allocated to the account of his spouse maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Lamort de Gail include 550 shares held by his daughter. Except for Dr. G. Hatsopoulos, who beneficially owned 2.1% of the Thermo Electron common stock outstanding as of March 1, 1998, no director or current executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 3.0% of the Thermo Electron common stock outstanding as of March 1, 1998.

(4) Shares of the common stock of Thermo Fibergen beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. McKone, Mr. Noble, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include 19,500, 1,500, 20,000, 20,000, 10,000, 10,000, 15,000, 1,500, 40,000,
     10,000 and 182,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Bergstedt include 750 shares held by his spouse. No director or current executive officer beneficially owned more than 1% of such common stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.2% of the Thermo Fibergen common stock outstanding as of such date.

(5) Thermo Electron beneficially owned 90.2% of the Common Stock outstanding as of March 1, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

(6) As of March 1, 1998, Mr. Bergstedt, Mr. Noble and Mr. Rainville beneficially owned 750, 3,000 and 1,500 redemption rights, respectively, issued by Thermo Fibergen. The redemption rights beneficially owned by Mr. Bergstedt are held by his spouse. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of Thermo Fibergen common stock back to Thermo Fibergen at certain periods in the future at a price of $12.75 per share.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instances. Thermo Electron filed seven Forms 4 late, reporting a total of 73 transactions, including 60 open market purchases of shares of Common Stock and 12 transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officer (the "named executive officers") for the last three fiscal years.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------


                                                                           Long Term
                                                                          Compensation
                                                                          ------------
                                          Annual Compensation         Securities Underlying
        Name and              Fiscal      -------------------         Options (No. of Shares      All Other
   Principal Position          Year     Salary            Bonus          and Company (1)        Compensation (2)
   ------------------          ----     ------            -----          ---------------        ----------------
William A. Rainville (3)       1997     $110,000      $100,000            240,000 (TFT)            $23,151 (4)
  President and
  Chief Executive Officer      1996     $102,500       $95,500             40,000 (TFG)            $17,558 (4)
                               1995      $97,500      $110,000                 --                  $15,870
------------------------------------------------------------------------------------------------------------------------------------

Jan-Eric O. Bergstedt (5)      1997     $159,000       $91,350             95,000 (TFT)             $5,344
  Vice President                                                              200 (TMO)
                               1996     $145,000       $76,500             15,000 (TFT)             $5,344
                                                                            7,650 (TMO)
                                                                           19,500 (TFG)
                               1995     $136,000       $75,600             22,500 (TFT)             $6,750
                                                                            7,500 (TMO)
------------------------------------------------------------------------------------------------------------------------------------

Edward J. Sindoni              1997     $159,000       $86,000             45,000 (TFT)            $17,346
  Vice President                                                            1,900 (TMO)
                               1996     $151,500       $68,700              2,250 (TMO)            $15,997
                                                                           10,000 (TFG)
                               1995     $145,500       $79,500              2,250 (TMO)            $15,122
------------------------------------------------------------------------------------------------------------------------------------

Edwin D. Healy                 1997     $189,000       $42,000              1,200 (TMO)             $7,169
  Vice President               1996     $184,000       $44,000                900 (TMO)             $9,136
                                                                           10,000 (TFG)
                               1995     $176,000       $88,300                600 (TMO)             $5,851
------------------------------------------------------------------------------------------------------------------------------------

Bruno Lamort de Gail (6)       1997    1,030,000 Fr.   126,000 Fr.             --                  255,360 Fr.
  Vice President               1996      999,938 Fr.   290,000 Fr.         10,000 (TFG)            241,112 Fr.
                               1995      925,060 Fr.   309,000 Fr.             --                  252,564 Fr.
------------------------------------------------------------------------------------------------------------------------------------



(1) Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "TFT." In addition, the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron companies from time to time as part of Thermo Electron's stock option program. Options have been granted to the named executive officers during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo Fibergen Inc. (designated in the table as TFG).

(2) Represents, for Mr. Rainville and Mr. Sindoni, amounts contributed to their respective accounts under the Corporation's profit-sharing plan. Represents, for Mr. Healy, amounts contributed to his account under the profit-sharing plan maintained by Fiberprep Inc., a subsidiary of the Corporation. Represents, for Mr. Lamort de Gail, amounts contributed for his account under the retirement and profit-sharing plans maintained by E. & M. Lamort, S.A. ("Lamort"), the Corporation's French subsidiary. Represents, for Mr. Bergstedt, the amount of matching contributions made by his employer to his account under the Thermo Electron 401(k) plan.

(3) Mr. Rainville is a senior vice president of Thermo Electron, as well as the president and chief executive officer of the Corporation. A portion of Mr. Rainville's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Rainville represents the amount paid by the Corporation and its subsidiaries solely for Mr. Rainville's services as chief executive officer of the Corporation. For each of 1997, 1996 and 1995, 50% of Mr.

     Rainville's annual cash compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief executive
     officer.   In addition, Mr. Rainville has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(4) In addition to the matching contribution referred to in footnote (2), such amount includes $5,741 and $1,313 of compensation attributable to interest-free loans provided to Mr. Rainville in 1997 and 1996, respectively, pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

(5) Mr. Bergstedt was appointed an executive officer of the Corporation in September 1995. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1995 to Mr. Bergstedt for service in all capacities to the Corporation.

(6) Mr. Lamort de Gail is a citizen of France and all compensation received by him is paid in French francs. Translated into U.S. dollars using the average exchange rates for 1997, 1996 and 1995, Mr. Lamort de Gail received annual salaries of $179,014, $196,587, and $184,364, respectively, annual bonuses of $21,899, $57,014 and $61,584, respectively, and aggregate contributions under Lamort's retirement plans of $44,382, $47,403 and $50,336, respectively.


STOCK OPTIONS GRANTED DURING FISCAL YEAR 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

     Mr. Rainville is a senior vice president of Thermo Electron and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.


                                               Stock Options Granted in Fiscal 1997
-------------------------------------------------------------------------------------------------------------
                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                               Percent of                              Annual Rates of Stock
                                              Total Options                            Price Appreciation for
                       Number of Securities    Granted to     Exercise                    Option Term (2)
                        Underlying Options    Employees in   Price Per   Expiration       ---------------
         Name              Granted (1)         Fiscal Year     Share        Date            5%           10%
         ----              -----------         -----------     -----        ----        ----------   ----------
William A. Rainville       140,000 (TFT)          17.10%      $11.28        3/19/09     $1,257,200   $3,376,800
                           100,000 (TFT)          12.20%      $11.45        9/23/09       $911,000   $2,449,000
---------------------------------------------------------------------------------------------------------------
Jan-Eric Bergstedt          95,000 (TFT)          11.60%      $11.28        3/19/04       $436,050   $1,016,500
                               200 (TMO)           0.01%(3)   $34.20         6/3/00         $1,078       $2,264
---------------------------------------------------------------------------------------------------------------
Edward J. Sindoni           45,000 (TFT)           5.50%      $11.28        3/19/04       $206,550     $481,500
                             1,900 (TMO)           0.10%(3)   $34.20         6/3/00        $10,241      $21,508
Edwin D. Healy               1,200 (TMO)           0.10%(3)   $34.20         6/3/00         $6,468      $13,584
---------------------------------------------------------------------------------------------------------------
Bruno Lamort de Gail            --   --              --          --              --             --           --
---------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses
     associated with the exercise.   Actual gains, if any, on stock option
     exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.


STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.

                         Aggregated Option Exercises in Fiscal 1997 and Fiscal 1997 Year-End Option Values
----------------------------------------------------------------------------------------------------------
                                                                             Number of
                                                                            Unexercised
                                                                          Options at Fiscal     Value of
                                               Shares                         Year-End         Unexercised
                                             Acquired on      Value         (Exercisable/     In-the-Money
          Name                 Company        Exercise     Realized(1)    Unexercisable)(2)     Options
          ____                 -------        -------      -----------    -----------------     ------
William A. Rainville (3)   Thermo Fibertek       --             --         735,000  /0 (4)   $4,465,480 /--
                           Thermo Fibergen       --             --          40,000  /0 (5)           $0 /--
Jan-Eric Bergstedt         Thermo Fibertek       --             --         159,500  /0         $304,336 /--
                           Thermo Electron       --             --          19,850  /0         $249,394 /--
                           Thermo Fibergen       --             --          19,500  /0               $0 /--
Edward J. Sindoni          Thermo Fibertek       --             --         247,500  /0 (4)   $1,759,680 /--
                           Thermo Electron       --             --          30,250  /0 (6)     $613,992 /--
                           Thermo Fibergen       --             --          10,000  /0               $0 /--
Edwin D. Healy             Thermo Fibertek       --             --         202,500  /0 (4)   $1,577,070 /--
                           Thermo Electron       --             --          47,925  /0 (6)   $1,069,049 /--
                           Thermo Fibergen       --             --          10,000  /0               $0 /--
Bruno Lamort de Gail       Thermo Fibertek     65,000        $446,875      137,500  /0 (4)   $1,121,600 /--
                           Thermo Fibergen       --             --          10,000  /0               $0 /--
-------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held be the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(3) Mr. Rainville has served as an officer of Thermo Electron in various capacities since 1986 and holds other unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(4) Options to purchase 180,000, 45,000, 67,500 and 45,000 shares of the Corporation's Common Stock held by Mr. Rainville, Mr. Sindoni, Mr. Healy and Mr. Lamort de Gail, respectively, are subject to the same terms described in footnote (2), except that the repurchase rights of the Corporation lapse ratably on the second through sixth anniversaries of the option grant date and shares purchased upon exercise thereof are further restricted from resale until such executive officer's retirement.

(5) Options to purchase 20,000 shares of the common stock of Thermo Fibergen granted to Mr. Rainville are subject to the same terms described in footnote (2), except that the repurchase rights of the granting corporation are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

(6) Options to purchase 22,500 and 45,000 shares, respectively, of the common stock of Thermo Electron granted to Mr. Sindoni and Mr. Healy are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.


DEFINED BENEFIT RETIREMENT PLAN

     The Corporation's subsidiary, Thermo Web Systems Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees.
The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $160,000 per year.

                                                Years of Service
---------------------------------------------------------------------------------------------------
Annual Compensation               15             20             25            30             35
-------------------             -------        -------        -------       -------        -------
      $100,000                  $26,250        $35,000        $43,750       $48,125        $48,125
      $125,000                  $32,813        $43,750        $54,688       $60,156        $60,156
      $150,000                  $39,375        $52,500        $65,625       $72,188        $72,188
      $160,000                  $42,000        $56,000        $70,000       $84,000        $84,000


     Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age.

Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding retirement. For 1997, the compensation recognized for plan purposes for Mr. Rainville and Mr. Sindoni was $160,000 and $160,000, respectively. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville and Mr. Sindoni is 30 and 23, respectively, assuming retirement at age 65. Mr. Healy, Mr. Lamort de Gail and Mr. Bergstedt are not entitled to receive any benefits under the Retirement Plan. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.


SEVERANCE AGREEMENTS

     In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or
(ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determine that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of January 3, 1998, Mr. Rainville would have received approximately $420,000.

     In connection with the acquisition of E. & M. Lamort, S.A., the Corporation entered into a noncompetition agreement with Mr. Lamort de Gail. Pursuant to this agreement, if Mr. Lamort de Gail's employment is terminated prior to his normal retirement age of 65, in consideration of Mr. Lamort de Gail's agreement not to compete with the Corporation for three years after such termination, the Corporation has agreed to pay Mr. Lamort de Gail an aggregate of 3,500,000 French Francs ($574,665 at the applicable exchange rate on March 1, 1998), payable in 36 equal monthly installments. Installments payable to Mr. Lamort de Gail after his 60th birthday will be reduced by 20% in each year thereafter and no installments will be payable to Mr. Lamort de Gail after his 65th birthday. In the event that Mr. Lamort de Gail voluntarily resigns from the Corporation, amounts payable under this agreement will be reduced by one-third.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


     ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its U.S.-based executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Paper Products Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.


     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for U.S.-based executives and local market data for executives who are based outside of the U.S. and are not U.S. citizens. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.


     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent company is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent company, Thermo Electron, its majority-owned subsidiary, Thermo Fibergen, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which include a subjective assessment by the Committee of the value of the executive's future potential with the organization), as well as the value of previously awarded options as described above. The options awarded in 1997 to the named executive officers with respect to the common stock of the Corporation's parent company, Thermo Electron, were made pursuant to a program that awards options to certain eligible employees annually based on the number of shares of Thermo Electron common stock held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.


STOCK OWNERSHIP POLICIES

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Mr. Rainville, the Corporation's chief executive officer, received a loan in the principal amount of $118,104 under this plan, of which $94,483.20 remains outstanding. During 1997, Mr. Jonathan W. Painter, an executive vice president of the Corporation, received a loan in the principal amount of $118,104 under the plan, of which the entire amount remains outstanding. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executive in excess of $1 million, unless the compensation qualified as "performance-based" or is otherwise exempt from
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


1997 CEO COMPENSATION

     Cash compensation for Mr. William A. Rainville is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to Mr. Rainville's responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Rainville's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Rainville is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Rainville's bonus for 1997 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Rainville's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Rainville's compensation to be paid by the Corporation.

     In December 1997, the Committee conducted its review of Mr. Rainville's proposed salary for 1998 and bonus for 1997 performance. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Rainville's total cash compensation for 1997 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

     The Committee awarded to Mr. Rainville options to purchase 240,000 shares of the Common Stock in fiscal 1997. This award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program."


                         Mr. Donald E. Noble (Chairman)
                             Mr. Francis L. McKone

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group ("DJ PAPER") as of the last trading day of the Corporation's fiscal year.


             COMPARISON OF TOTAL RETURN AMONG THERMO FIBERTEK INC.,
             THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
       DOW JONES TOTAL RETURN INDEX FOR THE PAPER PRODUCTS INDUSTRY GROUP
                   FROM DECEMBER 31, 1992 TO JANUARY 2, 1998


                             [GRAPH APPEARS HERE]

_____________________________________________________________________________
           12/31/92    12/31/93    12/30/94    12/29/95    12/27/96    1/2/98
_____________________________________________________________________________
TFT          100         167         167         357         213        289
_____________________________________________________________________________
AMEX         100         120         109         137         146        177
_____________________________________________________________________________
DJ PAPER     100         108         120         137         146        161
_____________________________________________________________________________

     The total return for the Corporation's Common Stock (TFT), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ PAPER) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFT."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $2,396,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation and Thermo Electron have a tax allocation agreement under which the Corporation and its subsidiaries are included in the consolidated federal and state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Corporation will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Corporation had filed separate tax returns. In years in which these entities incur a loss, Thermo Electron will reimburse the Corporation the amount that the Corporation would have received if it had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Corporation would be required to file its own income tax returns. In 1997, the Corporation paid Thermo Electron approximately $6,466,000 under the tax allocation agreement.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     During 1997, the Corporation purchased 151,950 shares of common stock of its Thermo Fibergen subsidiary from Thermo Electron for an aggregate of $1,463,000.

     In December 1994, Thermo Electron subcontracted with the Corporation's Fiberprep subsidiary to supply approximately $16,000,000 in equipment and services for an office wastepaper and de-inking facility. Thermo Electron is the primary contractor on the construction of such facility. The Corporation recorded revenues of $316,607 under this subcontract in fiscal 1997.

     In connection with the acquisition of Thermo Black Clawson, the Corporation borrowed $110.0 million from Thermo Electron in May 1997. The promissory note bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In July 1997, the Corporation repaid the borrowed amount in full.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a positive cash balance of approximately $3,000, based on an exchange rate of $1.65/(Pounds)1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.

     At January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $511,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries under the Tax Allocation Agreement and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $3,766,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 3, 1998, $62,550,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a positive cash balance of approximately $3,000, based on an exchange rate of $1.65/(Pounds) 1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.


STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Rainville received a loan in the principal amount of $118,104 under this plan to purchase 10,000 shares, of which amount $94,483.20 remains outstanding. During 1997, Mr. Jonathan W. Painter, an executive vice president of the Corporation, received a loan in the principal amount of $157,303.50 under the plan to purchase 13,000 shares of Common Stock, of which the entire amount remains outstanding. The loans to Mr. Rainville and Mr. Painter are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Waltham, Massachusetts
April 23, 1998

                                 FORM OF PROXY

                              THERMO FIBERTEK INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints John N. Hatsopoulos, William A. Rainville and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Fibertek Inc., a Delaware corporation (the "Company"), to be held on Monday, June 1, 1998, at 8:15 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

           Please mark your
[ X ]      votes as in this
           example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any): ______________________________________

NOMINEES: Walter J. Bornhorst, George N. Hatsopoulos, John N. Hatsopoulos, Francis L. McDone, Donald E. Noble and William A. Rainville.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.